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EXHIBIT 99.1

ROTONICS MANUFACTURING INC.
STOCK PLAN

1.     Introduction

        1.1    General.    This Plan is intended to enhance the long-term stockholder value of the Company by offering eligible persons the opportunity to participate in the Company's growth. The purpose of the Plan is to attract, retain and motivate officers, key employees, consultants and directors of the Company or an Affiliate, by giving them the opportunity to acquire stock ownership in the Company. Options granted under this Plan may be either Incentive Stock Options or Nonstatutory Options not intended to satisfy the requirements of Section 422 of the Code.

        1.2    Headings, Definitions.    Headings are intended as a guide and are not intended to have substantive meaning. Unless defined in the Plan, capitalized terms are defined in Exhibit A.

2.     Shares Subject to this Plan

        Subject to adjustment under Section 7.2, the maximum number of Shares that may be issued under this Plan is 850,000. To the extent an Award later terminates or expires without having been exercised, the remaining number of Shares available for issuance under this Plan shall be increased by the same amount.

3.     Eligibility

        3.1    General.

          Awards may be granted to current, prospective or former Employees, Directors and Consultants, although Incentive Stock Options may only be granted to current Employees.

        3.2    Section 162(m) Limitation.

          So long as the Company is a "publicly held corporation" within the meaning of Section 162(m) of the Code: (a) no Employee or prospective Employee may be granted one or more Options within any fiscal year of the Company to purchase more than 150,000 Shares under Options, subject to adjustment under Section 7.2, and (b) Options may be granted to an Officer only by the Committee (and, notwithstanding Section 5, not by the Board).

4.     Option Terms

        4.1    Price.    Except as permitted by applicable law and set forth in the Award Agreement, no Option may have a Purchase Price less than 85% (100% in the case of an Incentive Stock Option) of the Fair Market Value of the Shares on the Grant Date. If an Option is granted to a Ten Percent Stockholder, that Option shall have a Purchase Price equal to or greater than 110% of the Fair Market Value of the Shares on the Grant Date.

        4.2    Term.    No Option shall be exercisable after its Expiration Date or have an Expiration Date that is more than ten years (five years in the case of a Ten Percent Stockholder) after its Grant Date.

        4.3    Vesting.    Unless otherwise provided in the Award Agreement, Options shall be exercisable: (a) on the Grant Date, or (B) in accordance with a schedule related to the Grant Date, or a different date specified in the Award Agreement: provided however, that no portion of the Option granted to Officers and Directors shall vest earlier than six months from the Grant Date.

        4.4    Exercise

          (a)    In General.    Options may be exercised only after and only to the extent the Option is vested in accordance with Section 4.3, except to the extent Reverse Vesting is provided for in the Award Agreement. In no event may an individual exercise an Option within 6 months after the

  Grant Date if that individual is not exempt from the overtime pay requirements of the Federal Fair Labor Standards Act.

          (b)    Exercise Limitation for Incentive Stock Options.    Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding the foregoing, Options granted under this or any other plan sponsored by the Company or Affiliates shall constitute incentive stock options pursuant to Section 422 of the Code only to the extent the Fair Market Value (determined as of the Grant Date) of Shares first exercisable in any calendar year does not exceed $100,000. Unless otherwise provided in the Award Agreement, to the extent Options must be Nonstatutory Stock Options because of this limitation, those with the highest exercise prices will be the first to be designated Nonstatutory Stock Options.

          (c)    Effective Exercise.    Options shall be considered exercised when the Company receives: (i) written notice of exercise from the person entitled to exercise the Option, (ii) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option is being exercised, and (iii) with respect to Nonstatutory Options, payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. An Option may not be exercised for a fraction of a Share.

          (d)    Issuance of Shares.    The Company shall issue Shares in the name of the person properly exercising the Option. If the Participate is that person and so requests, the Shares shall be issued in the name of the Participant and the Participant's spouse. The Company shall endeavor to issue Award Shares promptly after an Award is exercised. However, until Award Shares are actually issued, as evidenced by the appropriate entry in the stock ledger of the Company or its transfer agent, the Recipient will not have the rights of a stockholder with respect to those Award Shares, even though the Recipient has completed all the steps necessary to exercise the Option. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Shares are issued, except as provided in Section 7.

          (e)    Termination.

            (i)    In General.    Except as provided in an Award Agreement or in writing by the Administrator and as otherwise provided in this Subsection 4.4(e), after an Participant's Termination, the Participant's Options shall be exercisable only for the three months after the Termination, but in no event after the Expiration Date and only to the extent they are vested on the date of that Termination. To the extent the Recipient does not exercise an Option within the time specified for exercise, the Option shall automatically terminate.

            (ii)    Leaves of Absence.    Unless otherwise provided in the Award Agreement, no Option may be exercised more than three months after the beginning of a leave of absence, other than a personal or medical leave approved by an authorized representative of the Company with employment guaranteed upon return. Options shall not continue to vest during a leave of absence, unless otherwise determined by the Administrator with respect to an approved personal or medical leave with employment guaranteed upon return.

            (iii)    Death or Disability.    Unless otherwise provided in the Award Agreement, if Participant's Termination is due to death or disability (as determined by the Administrator with respect to all Options other than Incentive Stock Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), all Options of that Participant to the extent exercisable at the date of that Termination may be exercised for one year after that Termination, but in no event after the Expiration Date. In the case of Termination due to death, an Option may be exercised as provided in Section 11. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Participant and been granted this authority as part of that appointment, that guardian or conservator may exercise the Option on behalf of the Participant. In the case of an Optionee who dies or becomes disabled after Termination, if the Termination was not due to Cause and unless otherwise provided in the Award Agreement, all Options of that Participant, to the extent they are exercisable at the date of that Termination and at the date of the Participant's death or disability (without regard to such death or disability), may be exercised for one year after that Termination, but in no event after the Expiration Date.

            (iv)    Termination for Cause.    If Participant's Termination is due to Cause, all of the Participants's Awards shall automatically terminate and cease to be exercisable at the time of Termination.

        4.5    Form of Payment.

          (a)   The Administrator shall determine the acceptable form and method of payment for exercising an Option.

          (b)   Acceptable forms of payment for all Award Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

          (c)   In addition, the Administrator may permit payment to be made by any of the following methods:

            (i)    other Shares, or the designation of other Shares, which (A) are "mature" shares for purposes of avoiding variable accounting treatment under generally accepted accounting principles (generally mature shares are those that have been owned by the Participant for more than six months on the date of surrender), and (B) have a Fair Market Value on the date of surrender equal to the Purchase Price of the Shares as to which the Option is being exercised;

            (ii)   provided that a public market then exists for the Shares, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of a Recipient or sells Award Shares on behalf of a Recipient (a "Cashless Exercise Procedure"), provided that if the Company extends or arranges for the extension of credit to a Recipient under any Cashless Exercise Procedure, no Officer or Director may participate in that Cashless Exercise Procedure in violation of Applicable Law;

            (iii)  one or more full recourse promissory notes bearing interest which is at least sufficient to avoid imputation of interest under Sections 483, 1274, and 7872 of the Code and which takes into account any relevant accounting issues, provided consultants may not purchase Award Shares with a note unless the note is adequately secured by collateral other than the Award Shares. Also, the portion of the Purchase Price equal to the par value of the Award Shares shall in all events be paid in cash. Notwithstanding any provision to the contrary, the Company may require repayment under Applicable Law which may prohibit loans in certain circumstances if the Company is a publicly reporting company.

            (iv)  cancellation of any debt owed by the Company or any Affiliate to the Participant by the Company or waiver of compensation for services previously rendered to the Company; and

            (v)   any combination of the methods of payment permitted by any paragraph of this Section 4.5.

          (d)   The Administrator may also permit any other form or method of payment for Award Shares permitted by Applicable Law.

        4.6    Buyout Provisions.    The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

5.     Administration

        5.1    General.    The Board shall have ultimate responsibility for administering this Plan. The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least two members of the Board. The Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate. Where this Plan specifies that an action is to be taken or a determination made by the Board, only the Board may take that action or make that determination. Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the "Administrator," the action may be taken or determination made by the Board, the Committee, or other Administrator. However, only the Board or the Committee may approve grants of Awards to Officers, and an Administrator other than the Board or the Committee may grant Awards only within guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

          (b)   So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act, the Committee shall consist of Company Directors who are "Non-Employee Directors" as defined in Rule 16b-3 and, after the expiration of any transition period permitted by Treasury Regulations Section 1.162-27(h)(3), who are "outside directors" as defined in Section 162(m) of the Code.

        5.2    Authority of Administrator.    Subject to the other provisions of this Plan, the Administrator shall have the authority to:

          (a)   grant Awards;

          (b)   determine the Fair Market Value of Shares;

          (c)   determine the Purchase Price of Awards;

          (d)   select the Participants;

          (e)   determine the times Awards are granted;

          (f)    determine the number of Shares subject to each Award;

          (g)   determine the methods of payment that may be used to purchase Shares;

          (h)   determine the methods of payment that may be used to satisfy withholding tax obligations;

          (i)    determine the other terms of each Award, including but not limited to the time or times at which Options may be exercised, whether and under what conditions an Award is assignable, and whether an Option is a Nonstatutory Option or an Incentive Stock Option;

          (j)    amend, modify, exchange or replace any Award;

          (k)   authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

          (l)    determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

          (m)  interpret this Plan and any Award Agreement or document related to this Plan;

          (n)   correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

          (o)   adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

          (p)   adopt, amend and revoke special rules and procedures, which may be inconsistent with the terms of this Plan, set forth (if the Administrator so chooses) in sub-plans regarding (for example) the operation and administration of this Plan and the terms of Awards, if and to the extent necessary or useful to accommodate non-U.S. Applicable Laws and practices as they apply to Awards and Award Shares held by, or granted or issued to, persons working or resident outside of the United States or employed by Affiliates incorporated outside the United States;

          (q)   determine whether a transaction or event should be treated as a Change of Control, a Divestiture or neither;

          (r)   determine the effect of a Fundamental Transaction and, if the Board determines that a transaction or event should be treated as a Change of Control or a Divestiture, the effect of that Change of Control or Divestiture; and

          (s)   make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

6.     Withholding and Tax Reporting

        6.1    Tax Withholding Alternatives

          (a)    General.    At such times as may be necessary to comply with Applicable Law, the Company may require the Recipient to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Recipient or the Company. The Company shall have no obligation to deliver Award Shares or release Award Shares from an escrow or permit a transfer of Award Shares until the Recipient has satisfied those tax withholding obligations.

          (b)    Method of Payment.    The Recipient shall pay any required withholding using the forms of consideration described in Section 4.5(b), except that, in the discretion of the Administrator, the Company may also permit the Recipient to use any of the forms of payment described in Section 4.5(c). The Administrator may also permit Award Shares to be withheld to pay required withholding. If the Administrator permits Award Shares to be withheld, the Fair Market Value of the Award Shares withheld, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates.

        6.2    Reporting of Dispositions.    Any holder of Award Shares acquired under an Incentive Stock Option shall promptly notify the Administrator, following such procedures as the Administrator may require, of the sale or other disposition of any of those Award Shares if the disposition occurs during: (a) before either two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

7.     Certain Transactions and Events

        7.1    In General.    Except as provided in this Section 7, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change of control, issuance by the Company of shares of any class of securities convertible into shares of any class, conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 7. Additional provisions with respect to the foregoing transactions are set forth in Section 9.3.

        7.2    Changes in Capital Structure.    In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, or similar change to the capital structure of the Company (not including a Fundamental Transaction or Change of Control), the Administrator shall make whatever adjustments it concludes are appropriate to: (a) the number and type of Awards that may be granted under this Plan and to any person under this Plan, (b) the Purchase Price and number and class of securities issuable under each outstanding Award, and (c) in the case of an Award subject to Reverse Vesting, the repurchase price of Award Shares that are subject to repurchase rights. Unless the Administrator specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded to the next lower whole security. The Board need not adopt the same rules for each Award or each Recipient.

        7.3    Fundamental Transactions.    In the event there is a Fundamental Transaction, notwithstanding any other provision of this Plan, the Board shall do one or more of the following contingent on the closing or completion of the Fundamental Transaction: (a) arrange for the substitution, in exchange for Awards, of options to purchase equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) (an "assumption" of Awards) on such terms and conditions as the Board determines are appropriate, (b) accelerate the vesting and termination of outstanding Awards, in whole or in part, so that Awards can be exercised before or otherwise in connection with the closing or completion of the Fundamental Transaction or event but then terminate, (c) cancel or arrange for the cancellation of Awards in exchange for cash payments to Recipients, or (d) such other action as the Board deems necessary or appropriate. The Board need not adopt the same rules for each Award or each Recipient.

        7.4    Change of Control.    The Board may also, but need not, specify that other transactions or events constitute a "Change of Control". The Board may do that either before or after the transaction or event occurs. Examples of transactions or events that the Board may treat as Changes of Control are: (a) the Company or an Affiliate is a party to a merger, consolidation, amalgamation, or other transaction in which the beneficial stockholders of the Company, immediately before the transaction, beneficially own securities representing less than 50% (or such other percentage determined by the Board) of the total combined voting power or value of the Company immediately after the transaction, (b) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding 30% or more of the total combined voting power or value of the Company, or (c) as a result of or in connection with a contested election of Company Directors, the persons who were Company Directors immediately before the election cease to constitute a majority of the Board. In connection with a Change of Control, notwithstanding any other provision of this Plan, the Board may take any one or more of the actions described in Section 7.3. In addition, the Board may extend the date for the exercise of Options (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Award or each Recipient.

        7.5    Divestiture.    If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board may specify that such transaction or event constitutes a "Divestiture". In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may take one or more of the actions described in Section 7.3 or 7.4 with respect to Awards held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or each Recipient.

        7.6    Dissolution.    If the Company adopts a plan of dissolution, the Board may cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company's repurchase rights on Award Shares to lapse upon completion of the dissolution. The Board need not adopt the same rules for each Award or each Recipient. However, to the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Awards shall terminate just before the dissolution is completed.

8.     Compliance with Law

        8.1    General.    The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Awards may not be exercised, and Award Shares may not be transferred, in violation of Applicable Law. Thus, for example, Awards may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Award Shares, or (b) in the opinion of legal counsel to the Company, those Award Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company's legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Award or the transfer of any Award Shares, the Company may require the Recipient to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

        8.2    Financial Information.    The Company shall furnish its annual financial statements to each Participant during the period the Participant holds any Option or Award Shares. Those statements shall include a balance sheet and income statement, and shall be delivered as soon as is practical after the end of the Company's fiscal year. This section does not apply to Participants who are key Employees and whose duties afford them access to those financial statements.

9.     Amendment or Termination of this Plan or Outstanding Awards

        9.1    Amendment and Termination.    The Board may at any time amend, suspend, or terminate this Plan.

        9.2    Stockholder Approval.    The Company shall obtain the approval of the Company's stockholders for any amendment to this Plan if stockholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Awards intended to be Incentive Stock Options. The Board may also, but need not, require that the Company's stockholders approve any other amendments to this Plan.

        9.3    Effect.    No amendment, suspension, or termination of this Plan, and no modification, exchange or replacement of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Participant unless either (i) the affected Participant consents to the amendment, suspension, termination, modification, exchange or replacement or (ii) at least a majority of affected Participant's vote in favor of the amendment, suspension, termination, notification, exchange or replacement. However, no such consent shall be required if the Board determines in its sole and absolute discretion that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, the Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 7, is in the best interests of the Company or its stockholders. The Board may, but need not, take the tax consequences to affected Participants into consideration in acting under the preceding sentence. Those decisions will be final, binding and conclusive. Termination of this Plan shall not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination, or Award Shares issued under such Awards, even if those Award Shares are issued after the termination.

10.   Special Arrangements Regarding Award Shares

        10.1    Escrows and Pledges.    To enforce any restrictions on Award Shares including restrictions related to Reverse Vesting, the Administrator may require their holder to deposit the certificates representing Award Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on the certificates. Any Recipient who delivers a promissory note as partial or full consideration for the purchase of Award Shares will be required to pledge and deposit with the Company some or all of the Award Shares as collateral to secure the payment of the note. However, the Administrator may require or accept other or additional forms of collateral to secure the note and, in any event, the Company will have full recourse against the maker of the note, notwithstanding any pledge or other collateral.

        10.2    Repurchase Rights

          (a)    Reverse Vesting.    If an Option is subject to Reverse Vesting, the Company shall have the right, during the 90 days after the Participant's Termination, to repurchase any or all of the Award Shares that were unvested as of the date of that Termination, at a purchase price determined by the Administrator in accordance with this Section 10.2. The repurchase price shall be the lower of the Purchase Price for those Shares, or the Fair Market Value of those Award Shares as of the date of the Termination. The repurchase price shall be paid in cash or, if the Award Shares were purchased in whole or in part with a promissory note, cancellation of indebtedness under that note, or a combination of those means.    The Company may assign this right of repurchase.

          (b)    Procedure.    The Company may, in it sole discretion, exercise any of its repurchase rights under Section 10.2. The Company or its assignee may choose to give the Recipient a written notice of exercise of its repurchase rights under this Section 10.2. However, the Company's failure to give such a notice shall not affect its rights to repurchase Award Shares. The Company must, however, tender the repurchase price during the period specified in this Section 10.2 for exercising its repurchase rights in order to exercise such rights.

        10.3    Dividends.    Dividends on Award Shares that are subject to any restrictions, including Reverse Vesting, shall be subject to the same restriction, including those set forth in Section 10, as the Award Shares on which the dividends were paid.

11.   Beneficiaries

        An Participant may file a written designation of one or more beneficiaries who are to receive the Participant's rights under the Participant's Awards after the Participant's death. An Participant may change such a designation at any time by written notice. If an Participant designates a beneficiary, the beneficiary may exercise the Participant's Awards after the Participant's death. If an Participant dies when the Participant has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Participant's estate to exercise the Award or, if there is none, the person entitled to exercise the Option under the Participant's will or the laws of descent and distribution. In any case, no Award may be exercised after its Expiration Date.

12.   Term of Plan

        12.1    Effective Date.    This Plan shall be effective on the date it is approved by the Board. However, in the event the Company's stockholders do not approve this Plan within 12 months after the Board approves this Plan, any awards under this Plan shall be null and void.

        12.2    Term.    Subject to the provisions of the Plan, Awards may be granted under this Plan for a period of ten years from the earlier of the date on which the Board approves this Plan and the date on which the Company's stockholders approve this Plan.

13.   Miscellaneous

        13.1    Governing Law.    This Plan, the Award Agreements, and all other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Awards or Award Shares shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

        13.2    Nonassignability of Awards.    No Award shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution except as otherwise determined by the Administrator in the case of Awards which are not Incentive Stock Options. However, Awards may be transferred and exercised in accordance with a Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Participant. During the life of the Participant, an Incentive Stock Option may be exercised only by the Participant. The Company's compliance with a Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Participant, shall not violate this Section 13.2.

        13.3    Nonexclusivity of this Plan.    This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans or independently of any plan.

        13.4    Foreign Jurisdictions.    The terms of any Award Agreement will control and if necessary supercede any terms of this Plan to the contrary to the extent such terms are necessary to comply with the laws of any foreign jurisdiction.

        13.5    Reservation of Shares.    During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as are still issuable under this Plan.

        13.6    Electronic Communications.    Any Award Agreement, notice of exercise of an Award, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.

        13.7    Consulting or Employment Relationship.    Nothing in this Plan or in any Award Agreement, and no Award or the fact that Award Shares remain subject to repurchase rights, shall: (A) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Participant at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (B) interfere with the application of any provision in any of the Company's or any Affiliate's charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

        13.8    Board Discretion.    The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest pursuant to the provisions of the Plan, notwithstanding the provisions in the Award Agreement stating the time at which they may first be exercised or the time during which they will vest.

        13.9    Conditions Upon Issuance of Shares.    The Company may require any person to whom an Award is granted, or any person to whom an Award is transferred pursuant to the provisions of the

Plan, as a condition of exercising or acquiring stock under any Award, (i) to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person's own account and not with any present intention of selling or otherwise distributing the stock.

        13.10    Notices.    Unless the Administrator specifies otherwise, any notice to the Company under any Award Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 13.6, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

Adopted by the Board on: October 7, 2003

Approved by the stockholders on: December 8, 2003

Effective date of this Plan: December 8, 2003

Rotonics Manufacturing Inc.
STOCK PLAN
EXHIBIT A

        This Plan uses the following defined terms:

          (a)   "Administrator" means the Board, the Committee, or any officer or employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

          (b)   "Affiliate" means a "parent" or "subsidiary" (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Administrator designates as an "Affiliate" for purposes of this Plan.

          (c)   "Applicable Law" means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the issuance or transfer of Awards or Award Shares.

          (d)   "Award" means an Option granted in accordance with the terms of the Plan.

          (e)   "Award Agreement" means the document evidencing the grant of an Award.

          (f)    "Award Shares" means Shares covered by an outstanding Award or purchased under an Award.

          (g)   "Board" means the Board of Directors of the Company.

          (h)   "California Securities Act" means the California Corporate Securities Law of 1968, as amended and as may be further amended from time to time.

          (i)    "Cause" means employment-related dishonesty, fraud, misconduct, disclosure or misuse of confidential information or other employment-related conduct that is likely to cause significant injury to the Company, an Affiliate or any of their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined by the Administrator. "Cause" shall not require that a civil judgment or criminal conviction have been entered against or guilty plea shall have been made by the Participant regarding any of the matters referred to in the previous sentence. Accordingly, the Administrator shall be entitled to determine "Cause" based on the Administrator's good faith belief. If the Participant is criminally charged with a felony or similar offense, that shall be a sufficient, but not a necessary, basis for such a belief.

          (j)    "Change of Control" means any transaction or event that the Board specifies as a Change of Control pursuant to Section 7.

          (k)   "Code" means the Internal Revenue Code of 1986 as amended, and as may be further amended from time to time.

          (l)    "Committee" means a committee composed of Company Directors appointed in accordance with the Company's charter documents and Section 5.

          (m)  "Company" means Rotonics Manufacturing Inc., a Delaware corporation.

          (n)   "Company Director" means a member of the Board.

          (o)   "Consultant" means a person who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee. Notwithstanding the foregoing, no grant may be made to any entity unless the grant and exercise are made in reliance of federal and state securities exemptions other than Rule 701 under the Securities Act and Section 25102(o) of the California Securities Act.

          (p)   "Director" means a member of the Board of Directors of the Company or an Affiliate.

          (q)   "Divestiture" means any transaction or event that the Board specifies as a Divestiture under Section 7.5.

          (r)   "Domestic Relations Order" means a "domestic relations order" as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a "plan" in that definition shall be to this Plan.

          (s)   "Employee" means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company's or an Affiliate's classification of an individual as an "Employee" (or as not an "Employee") for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Participant's Options under Section 6. Neither service as a Director nor receipt of a director's fee shall be sufficient to make a Director an "Employee."

          (t)    "Exchange Act" means the Securities Exchange Act of 1934 as amended, and as may be further amended, from time to time.

          (u)   "Expiration Date" means, with respect to an Award, the date stated in the Award Agreement as the expiration date of the Award or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Award, disregarding the effect of a Participant's Termination or any other event that would shorten that period.

          (v)   "Fair Market Value" means the amount determined under the following circumstances:

            (i)    Listed Stock.    If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the "Value Date") as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bids on the primary exchange or system on which Shares are traded or quoted.

            (ii)    Stock Quoted by Securities Dealer.    If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

          (w)  "Fundamental Transaction" means the Company merges with another entity in a transaction in which the Company is not the surviving entity or, if as a result of any other transaction or event, other securities are substituted for Shares or Shares may no longer be issued.

          (x)   "Grant Date" means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award's Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

          (y)   "Incentive Stock Option" means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Award Agreement for that Option.

          (z)   "Nonstatutory Option" means any Option other than an Incentive Stock Option.

          (aa) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (bb) "Option" means a right to purchase Shares of the Company granted under this Plan.

          (cc) "Participant" means a person who has been granted an Option.

          (dd) "Plan" means this Rotonics Manufacturing Inc. Stock Plan.

          (ee) "Purchase Price" means the price payable under an Award, not including any amount payable in respect of withholding or other taxes.

          (ff)  "Recipient" means: (i) a person to whom an Award has been granted, including a holder of a Substitute Award, (ii) a person to whom an Award has been transferred in accordance with all applicable requirements of Sections 11 and 13.2, and (iii) a person who holds Award Shares subject to any right of repurchase under Section 10.2.

          (gg) "Reverse Vesting" means that an Option is or was fully exercisable but that, subject to a "reverse" vesting schedule, the Company has a right to repurchase the Award Shares as specified in Section 10.2(a), with the Company's right of repurchase expiring in accordance with a "forward" vesting schedule that would otherwise have applied to the Option under which the Award Shares were purchased or in accordance with some other vesting schedule described in the Award Agreement.

          (hh) "Securities Act" means the Securities Act of 1933 as amended, and as may be amended, from time to time.

          (ii)   "Share" means a share of the common stock of the Company or other securities substituted for the common stock under Section 7.

          (jj)   "Ten Percent Stockholder" means any person who, at the Grant Date, owns more than 10% of the voting power of the Company or any corporate Affiliate.

          (kk) "Termination" means that the Participant has ceased to be, with or without any cause or reason, an Employee, Director or Consultant. However, unless so determined by the Administrator or as otherwise provided in the Plan, "Termination" shall not include a change in status from an Employee, Consultant or Director to another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the "Termination" of that Affiliate's Employees, Directors, and Consultants.

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  EXHIBIT 99.1
ROTONICS MANUFACTURING INC. STOCK PLAN
Rotonics Manufacturing Inc. STOCK PLAN EXHIBIT A